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                                                                       EXHIBIT 1

                          SHAREHOLDER SERVICE AGREEMENT

         Agreement made as of March 1, 2004 by and between GMO Trust, on behalf of each fund listed on Schedule A, severally and not jointly (each, a "Fund") and NYLIM Service Company LLC and NYLIFE Distributors LLC (collectively, the "Service Provider").

         WHEREAS, the Service Provider provides or intends to provide administrative services and functions consisting of, but not limited to, certain record keeping, reporting and processing distribution services for certain employee benefit plans and investment programs which services include processing and transfer arrangements for the investment and reinvestment of a plan's assets in funds specified by an investment advisor, sponsor or administrative committee of a plan generally upon the direction of a plan's beneficiaries, for its clients ("Shareholders"); and

         WHEREAS, the Fund and the Service Provider desire to facilitate the purchase and redemption of shares of the Fund on behalf of the Shareholders through one or more omnibus accounts in the Fund (each, an "Account"); and

         WHEREAS, the Fund desires that the Service Provider provide certain recordkeeping and shareholder services to the Shareholders in connection with investment by the Account in the Fund, subject to the terms and conditions of this Agreement:

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. Transaction Processing and Settlement. The Service Provider will enable and facilitate the purchase and redemption of Fund shares on behalf of Shareholders through the Account. Such purchases and redemptions shall be transmitted to the Fund via facsimile or such other means as agreed in writing between the parties prior to the time as of which the Fund determines its net asset value (the "Valuation Time") on each business day that the New York Stock Exchange is open for business (each, a "Business Day"). Purchase and redemption orders transmitted to the Fund after the Valuation Time will receive the next Business Day's price.

         2. Shareholder Services. The Service Provider agrees to perform the services described on Schedule B.

         3. Representations of the Service Provider. The Service Provider represents and warrants that:

                  (a) it is a Limited Liability Company duly organized under the laws of Delaware and is duly registered and/or qualified as a broker/dealer with the SEC, NASD and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

                  (b) it has full power and authority to enter into and perform this Agreement;

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                  (c) the arrangements provided for in this Agreement will be disclosed to the Shareholders;

                  (d) it will comply with all applicable requirements of laws, rules and regulations of governmental or self-regulatory authorities having jurisdiction for the acts and duties of it under this Agreement;

                  (e) it will transmit to the Fund such information concerning Shareholders as the Fund will reasonably conclude is necessary to enable the Fund to comply with applicable state Blue Sky laws;

                  (f) it will promptly notify the Fund in the event that it is for any reason unable to perform any of its obligations under this Agreement.

         4. Representations of Fund. The Fund represents and warrants that:

                  (a) it has full power and authority to enter into and perform this Agreement;

                  (b) that the payment to Service Provider of any fees pursuant hereto has been duly authorized by the Fund, the Board of Trustees of the Fund, or any other persons to the extent such authorization is required to properly make such payment and is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required;

                  (c) it is registered as an open-end investment company pursuant to the Investment Company Act of 1940; and

                  (d) it will promptly notify the Service Provider in the event that it is for any reason unable to perform any of its obligations under this Agreement.

         5. Information Regarding Fund. The Fund will supply the Service Provider with the Fund's current prospectus, periodic fund reports, proxy statements, and related materials for delivery to the Shareholders. The cost of any distribution of the prospectus, periodic fund reports, proxy statements, and related materials of the Fund to the Accounts or the Shareholders will be paid by the Service Provider or the Shareholders, as determined by the Service Provider's agreement with each Shareholder, and will not be the responsibility of the Fund.

         6. Compensation of the Service Provider. In consideration for providing the services under this Agreement, the Fund will pay the Service Provider the fee set forth in Schedule C attached hereto.

         7.       Indemnification.

         (a) Except with respect to matters excluded from liability pursuant to this paragraph 7, each of the Fund and the Service Provider (an "Indemnitor") will indemnify and hold harmless each other, and their respective officers, directors, partners, trustees, shareholders and agents ("Indemnitees"), against any claims or liabilities suffered by all or any of such Indemnitees to the extent arising out of (i) the responsible Indemnitor's lack of good faith, negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by

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the responsible Indemnitor of any material provision of this Agreement; or (iii)
any breach by the responsible Indemnitor of any representation, warranty, or covenant made in this Agreement, including reasonable legal fees and other out-of-pocket costs of defending against any such claim or liability. The indemnification provided in this paragraph 7 will not be valid to the extent the claim or liability suffered is due to the negligence or willful misconduct of the Indemnitee.

         (b) Promptly after receipt by an Indemnitee of notice of the commencement of an investigation, action, claim or proceeding, such Indemnitee will, if a claim in respect thereof is to be made against the Indemnitor under this Section 7, notify the Indemnitor of the commencement thereof; but the omission so to notify the Indemnitor will not relieve it from any liability which it may have to any Indemnitee otherwise than under this paragraph. In case any such action is brought against any Indemnitee, and it notified the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnitee. After notice from the Indemnitor of its intention to assume the defense of an action, the Indemnitee shall bear the expenses of any additional counsel obtained by it, and the Indemnitor shall not be liable to such Indemnitee under this paragraph for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation.

         8. Non-Exclusivity. Each party acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of them is free to enter into similar arrangements with other entities.

         9. Confidentiality. All information, books, records, and data supplied by one party to the other in connection with the negotiation or carrying out of the Agreement are and will remain the property of the party supplying such information, books, records, or data and will be kept confidential by the other party except as may be required by law.

         10. Termination of Agreement. This Agreement shall become effective upon the date set forth above, provided that this Agreement has been approved by the Fund or its Board of Trustees, if such approval is required. It shall continue in force for one year, and shall thereafter continue automatically for successive annual periods unless earlier terminated, subject to any periodic approval required by the Fund or its Board of Trustees. This Agreement is terminable as to any Fund by either party upon 60 days written notice thereof to the other party. Upon default by either party, the non-defaulting party may terminate this Agreement provided that it has notified the defaulting party of such default and the defaulting party has failed to cure such default within 10 business days of such notice.

         After the date of termination as to any Fund, no fee will be due with respect to any shares of such Fund that are first placed or purchased in the Accounts after the date of such termination. However, notwithstanding any such termination, the Fund will remain obligated to pay the Service Provider the fee as to each share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the Account.

         This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to shares for which a fee continues to be due subsequent to such termination.

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         11.      Notices. All notices and other communications hereunder will be in writing and will be hand delivered or mailed by certified mail or overnight courier to the other party at the following address or such other address as each party may give notice to the other:

                  If to the Service Provider:

                  846 University Ave.
                  Norwood MA, 02062

                  If to the Fund:

                  [Name of Fund]
                  c/o Grantham, Mayo, Van Otterloo & Co. LLC
                  40 Rowes Wharf
                  Boston, MA 02050
                  Attention: Stephanie Krupysheva

         12. Amendment. This Agreement may not be amended except by a writing signed by both parties; provided, however, that GMO Trust may amend this Agreement unilaterally to add additional funds to Schedule A. The new or amended Schedule A will be effective upon receipt by the Service Provider and will not require execution by the Service Provider. It is understood and agreed that the intent of this provision is to avoid the inadvertent omission of funds from Schedule A where the Service Provider has agreed to provide services to Shareholders seeking to invest in the funds.

         13. Assignment and Other Matters. This Agreement shall not be assigned by either party without the written consent of the other party. This Agreement may be executed in several counterparts, each of which will be an original but all of which together will constitute one and the same instrument. The headings in this Agreement are for reference only and will not affect the interpretation or construction of this Agreement. This Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

         14. Anti-Money Laundering. Service Provider certifies that it is in compliance with the applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (the "Patriot Act"), its implementing regulations, and related Securities and Exchange Commission and self-regulatory organization rules and regulations. As required by the Patriot Act, Service Provider hereby certifies to the Fund that Service Provider has a comprehensive anti-money laundering program that includes: a risk based program to comply with "Know Your Customer" regulations; internal policies, procedures and systems to identify, investigate and report suspicious activity; designates a compliance officer; provides for periodic training and education of appropriate employees; and requires an internal audit at least annually of such policies, procedures and systems. Service Provider agrees to provide the Fund with (i) a copy of the policies and procedures, which set forth Service Provider's anti-money

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laundering program; and (ii) a copy of any amendments or revisions to such policies and procedures within a reasonable time of such changes becoming effective. Service Provider further certifies that it is in compliance with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") and has an OFAC compliance program that satisfies all applicable laws and regulations. Service Provider acknowledges and understands that the Fund is relying on the foregoing certifications in administrating its own anti-money laundering compliance program.

         15. GMO Trust. GMO Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each Fund are not binding upon any of the Trustees or shareholders individually or any other series of the Trust, but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NYLIM SERVICE COMPANY LLC       GMO TRUST, ON BEHALF OF EACH FUND LISTED
                                ON SCHEDULE A, SEVERALLY BUT NOT JOINTLY

By: _____________________       By: _____________________________________

Name:                           Name:
Title:                          Title:

NYLIFE DISTRIBUTORS LLC

By: ___________________

Name:
Title:

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SCHEDULE A

                                  LIST OF FUNDS

                      GMO INTRINSIC VALUE FUND - CLASS III

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                                   SCHEDULE B

The Service Provider will, in accordance with the terms of this Agreement, perform certain administrative services in connection with the purchase of shares of the Fund by the Shareholders, including, but not limited to, the following services:

1. Answer inquiries from Shareholders and provide them with information concerning investment options in shares of the Fund.

2. Maintain separate records for each Shareholder, which records will reflect the dollar amount of shares of the Fund purchased (including by reinvestment by the Shareholder of dividends and capital gains distributions paid by the Fund) and redeemed, including the date and price for all transactions and the dollar value of Shareholder account balances.

3. For each Shareholder, maintain such Shareholder's name and address, social security or taxpayer identification numbers.

4. Prepare and transmit to Shareholder's confirmations of purchases and redemptions and periodic account statements showing the investment in the Fund as of the statement closing date, and such pertinent information as the Service Provider and the Fund may agree from time to time.

5. Furnish or make available to Shareholders all information regarding the Fund which is to be delivered to the Service Provider pursuant to paragraph 5 of this Agreement.

6. Provide to Shareholders such reports and information as may be required by the then-prevailing laws and regulations under the Internal Revenue Code for non-retirement accounts and qualified and non-qualified retirement plan accounts.

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                                   SCHEDULE C

Capitalized terms used in this schedule have the meanings given to them in this
Agreement:

CLASS III SHARES

In consideration of the services provided by the Service Provider under this Agreement with respect to Class III shares of any Fund, no compensation will be paid.

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